UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INSULET CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3523891
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

600 Technology Park Drive, Suite 200 Billerica, Massachusetts	01821
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐
Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant's Securities to be Registered.

On May 7, 2018, Insulet Corporation (the "Company") entered into Amendment No. 3 (the "Amendment") to the Company's Shareholder Rights Agreement, originally dated as of November 18, 2008, as amended, between the Company and Computershare Trust Company, N.A., as rights agent (as amended, the "Rights Agreement").

The Amendment accelerated the expiration of the Company's Series A Junior Participating Cumulative Preferred Stock purchase rights (the "Rights") from 5:00 p.m. (New York City time) on November 15, 2018 to 5:00 p.m. (New York City time) on May 7, 2018, and had the effect of terminating the Rights Agreement as of May 7, 2018. In connection with the termination of the Rights Agreement, all of the Rights distributed to holders of the Company's common stock pursuant to the Rights Agreement expired at 5:00 p.m. (New York City time) on May 7, 2018.

Item 2.	Exhibits.

Exhibit No.	Description

4.1
Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Registrar and Transfer Company, as Rights Agent (Incorporated by reference to Exhibit 4.1 to our Form 8-A, filed November 20, 2008)

4.2
Amendment, dated September 25, 2009, to Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Computershare Trust Company, As Rights Agent (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-A/A, filed September 28, 2009)

4.3
Amendment No. 2, dated August 30, 2016, to Shareholder Rights Agreement, dated as of November 18, 2008, between Insulet Corporation and Computershare Trust Company, As Rights Agent (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed August 31, 2016)

4.4
Amendment No. 3, dated May 7, 2018, to Shareholder Rights Agreement, dated as of November 18, 2008, between Insulet Corporation and Computershare Trust Company, As Rights Agent (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed May 7, 2018)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

INSULET CORPORATION

May 10, 2018	By:	/s/ Michael L. Levitz
Name: Michael L. Levitz
Title: Chief Financial Officer